United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 29, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Effective August 28, 2007, the Board of Directors of the Company has set the number of Directors at eight, as indicated under Item 5.03 below. Effective as of such date, the Board of Directors has elected Marie S. Minton to its Board of Directors to fill the vacancy created by setting the number of Directors of the Company at eight. Ms. Minton will be a Class II director with a term expiring at the Annual Meeting of Stockholders to be held in 2008. Ms. Minton has also been appointed to serve as a member of the Audit Committee and of the Nominating and Governance Committee.

Marie S. Minton, age 45, has over twenty years of experience in accounting, auditing and corporate finance. In 2003, Ms. Minton formed Transition Finance Strategies, LLC, an investment company that invests in small businesses in the professional services areas. From 1994 to June 2003, Ms. Minton was a Managing Director and the Chief Financial Officer of Global Environment Fund, an international private equity investment management firm. Before joining GEF, Ms. Minton was the Vice President of Finance for Clean Air Capital Markets Corporation, a boutique investment banking firm. From 1986 through 1993, Ms. Minton was an Audit Manager in the Entrepreneurial Services Division of Ernst & Young. Ms. Minton graduated from the University of Virginia in 1986 with a Bachelor of Science degree in Commerce. She is a member of the CFA Institute, Virginia Society and American Institute of Certified Public Accountants, the Association for Financial Professionals, the ESOP Association and the National Center for Employee Ownership. She serves as a faculty member for the WSIA’s CFA Education Program. Ms. Minton is a Certified Public Accountant and a Chartered Financial Analyst.

As member of the Board of Directors and effective upon her acceptance of the election, Ms. Minton will receive an annual retainer of $40,250. The Board has also awarded to Ms. Minton 4,688 shares of restricted stock effective August 28, 2007. This restricted stock award was granted under our 2004 Stock Incentive Plan, and becomes exercisable as to 938 shares on March 14, 2008, 1,875 shares on March 14, 2009, and as to the final 1,875 shares on March 14, 2010, subject to Ms. Minton’s continued service as a member of the Board of Directors, and vest in full upon a change of control of the Company.

A copy of the press release announcing this appointment is attached hereto as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 28, 2007, the Board of Directors of the Company has set the exact number of Directors of the Company at eight, pursuant to Section 3.2 of Article III of the Bylaws of the Company.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 29, 2007 announcing appointment of Marie S. Minton to the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 29, 2007 announcing appointment of Marie S. Minton to the Board of Directors.

Exhibit 99.1
Press release dated August 29, 2007 announcing appointment of Marie S. Minton to the Board of Directors

Applied Signal Technology, Inc.
Announces the Election of Marie Minton to the Board of Directors

Sunnyvale, CA. August 29, 2007 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced that Ms. Marie Minton was elected to the Company’s Board of Directors. In 2003, Ms. Minton formed Transition Finance Strategies, LLC an investment company that invests in small businesses in the professional services areas. From 1994 to June 2003, Ms. Minton was a Managing Director and the Chief Financial Officer of Global Environment Fund (GEF), an international private equity investment management firm. Before joining GEF, Ms. Minton was the Vice President of Finance for Clean Air Capital Markets Corporation, a boutique investment banking firm. From 1986 through 1993, Ms. Minton was an Audit Manager in the Entrepreneurial Services Division of Ernst & Young. Ms. Minton previously served on the Board of Directors of Essex Corporation prior to its acquisition by the Northrop Grumman Corporation.

Ms. Minton graduated from the University of Virginia with a Bachelor of Science degree in Commerce. She is a member of the CFA Institute, Virginia Society and American Institute of Certified Public Accountants, the Association for Financial Professionals, the ESOP Association and the National Center for Employee Ownership. Ms. Minton has over twenty years experience in accounting, auditing and corporate finance and is a Certified Public Accountant as well as a Chartered Financial Analyst.

Regarding the election of Ms. Minton, Mr. Gary Yancey, President and Chief Executive Officer, commented, “We are very pleased to have Marie Minton join the Board of Directors. She will bring additional financial expertise to our board that we believe will be very helpful in today’s governance environment.”

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.